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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

Oasis Petroleum Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
674215108
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS EnCap Energy Capital Fund VI L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, United States

	5	SOLE VOTING POWER

NUMBER OF		9,440,066

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,440,066

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,440,066

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.2%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO (Limited Partnership)
(1) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 2 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS EnCap VI-B Acquisitions, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, United States

	5	SOLE VOTING POWER

NUMBER OF		5,167,318

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,167,318

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,167,318

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.6%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO (Limited Partnership)
(1) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 3 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS EnCap Energy Capital Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, United States

	5	SOLE VOTING POWER

NUMBER OF		7,677,369

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,677,369

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,677,369

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.3%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO (Limited Partnership)
(1) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 4 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS David B. Miller

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,284,753[1]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		22,284,753[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,284,753[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	24.2%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) David B. Miller may be deemed to share voting and dispositive power over the securities held by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P.; thus, he may also be deemed to be the beneficial owner of these securities. David B. Miller disclaims any beneficial ownership of the reported securities owned by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P. in excess of his pecuniary interest in such securities.
(2) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 5 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS D. Martin Phillips

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, Unites States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,284,753[1]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		22,284,753[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,284,753[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	24.2%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) D. Martin Phillips may be deemed to share voting and dispositive power over the securities held by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P.; thus, he may also be deemed to be the beneficial owner of these securities. D. Martin Phillips disclaims any beneficial ownership of the reported securities owned by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P. in excess of his pecuniary interest in such securities.
(2) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 6 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS Gary R. Petersen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, Unites States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,284,753[1]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		22,284,753[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,284,753[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	24.2%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) Gary R. Petersen may be deemed to share voting and dispositive power over the securities held by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P.; thus, he may also be deemed to be the beneficial owner of these securities. Gary R. Petersen disclaims any beneficial ownership of the reported securities owned by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., and EnCap Energy Capital Fund VII, L.P. in excess of his pecuniary interest in such securities.
(2) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 7 of 14 Pages

CUSIP No.	674215108

1	NAMES OF REPORTING PERSONS Robert L. Zorich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas, United States

	5	SOLE VOTING POWER

NUMBER OF		4,500

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,284,753[1]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,500

WITH:	8	SHARED DISPOSITIVE POWER

		22,284,753[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,289,2531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	24.2%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) Robert L. Zorich may be deemed to share voting and dispositive power over the securities held by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P.; thus, he may also be deemed to be the beneficial owner of these securities. Robert L. Zorich disclaims any beneficial ownership of the reported securities owned by EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P. in excess of his pecuniary interest in such securities.
(2) Based upon 92,240,345 shares of common stock outstanding as of November 10, 2010, as reported in the issuer’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on December 16, 2010.

Page 8 of 14 Pages

CUSIP No.	674215108
Item 1.
(a)	Name of Issuer: Oasis Petroleum Inc.
(b)	Address of Issuer’s Principal Executive Offices:
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Item 2.
(a)	Name of Persons Filing:
EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P., David B. Miller, D. Martin Phillips, Gary R. Petersen, and Robert L. Zorich are jointly filing this Schedule 13G.
(b)	Address of Principal Business Office or, if None, Residence:
EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P. and EnCap Energy Capital Fund VII, L.P.
1100 Louisiana, Suite 3150
Houston, Texas 77002
D. Martin Phillips, Gary R. Petersen and Robert L. Zorich
1100 Louisiana, Suite 3150
Houston, Texas 77002
David B. Miller
3811 Turtle Creek Blvd., Suite 1080
Dallas, Texas 75219
(c)	Citizenship:
Each of EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P. and EnCap Energy Capital Fund VII, L.P. is a Texas limited partnership.
Each of David B. Miller, D. Martin Phillips, Gary R. Petersen and Robert L. Zorich is a citizen of the United States of America.
(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 674215108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the persons filing are a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

Page 9 of 14 Pages

CUSIP No.	674215108
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.
(a) — (c):

						Shared Power		Sole Power to		Shared Power
	Amount			Sole Power to		to Vote or to		Dispose or to		to Dispose or to
	Beneficially		Percent	Vote or Direct		Direct the		Direct the		Direct the
Reporting Person:	Owned:		of Class:	the Vote:		Vote:		Disposition of:		Disposition of:
EnCap Energy Capital Fund VI, L.P.	9,440,066	(1) (2)	10.2%	9,440,066	(1) (2)	0		9,440,066	(1) (2)	0
EnCap VI-B Acquisitions, L.P.	5,167,318	(1) (2)	5.6%	5,167,318	(1) (2)	0		5,167,318	(1) (2)	0
EnCap Energy Capital Fund VII, L.P.	7,677,369	(1) (2)	8.3%	7,677,369	(1) (2)	0		7,677,369	(1) (2)	0
David B. Miller	22,284,753	(2)	24.2%	0		22,284,753	(2)	0		22,284,753	(2)
D. Martin Phillips	22,284,753	(2)	24.2%	0		22,284,753	(2)	0		22,284,753	(2)
Gary R. Petersen	22,284,753	(2)	24.2%	0		22,284,753	(2)	0		22,284,753	(2)
Robert L. Zorich	22,289,253	(2)	24.2%	4,500		22,284,753	(2)	4,500		22,284,753	(2)

(1)
EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap VI-B”) and EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII” and, together with EnCap Fund VI and EnCap VI-B, the “EnCap Funds”) are members of OAS Holding Company LLC (“OAS”). OAS directly owned 41,212,855 shares of common stock of the issuer. On December 17, 2010, pursuant to the company agreement of OAS and in connection with the dissolution of OAS, OAS made a pro rata distribution of the securities of the issuer to all of its members, of which the EnCap Funds are members.

(2)
The EnCap Funds are controlled indirectly by David B. Miller, D. Martin Phillips, Gary R. Petersen, and Robert L. Zorich which are members of RNBD GP LLC (“RNBD”) and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”) and EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”). EnCap Fund VI GP is the sole general partner of EnCap Fund VI and EnCap Fund VII GP is the sole general partner of EnCap Fund VII. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B (“EnCap Fund VI-B), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B GP”), which is the sole general partner of EnCap VI-B. Therefore, Messrs. Miller, Phillips, Petersen and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B, and EnCap VI-B GP may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the shares of common stock owned by the EnCap Funds. Each of Messrs. Miller, Phillips, Petersen and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B and EnCap VI-B GP disclaims beneficial ownership of the securities owned by the EnCap Funds in excess of his or its pecuniary interest in such securities.

Page 10 of 14 Pages

CUSIP No.	674215108

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof any of the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

Page 11 of 14 Pages

CUSIP No.	674215108
SIGNATURES
After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this Schedule 13G is true, complete and correct.
Dated: February 14, 2011

ENCAP ENERGY CAPITAL FUND VI, L.P.

By:	EnCap Equity Fund VI GP, L.P.,
General Partner of EnCap Energy Capital Fund VI, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VI GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich

Name:	Robert L. Zorich
Title:	Senior Managing Director

ENCAP VI-B ACQUISITIONS, L.P.

By:	EnCap VI-B Acquisitions GP, LLC,
General Partner of EnCap VI-B Acquisitions, L.P.

By:	EnCap Energy Capital Fund VI-B, L.P.,
Sole Member of EnCap VI-B Acquisitions GP, LLC

By:	EnCap Equity Fund VI GP, L.P.,
General Partner of EnCap Energy Capital Fund VI-B, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VI GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich

Name:	Robert L. Zorich
Title:	Senior Managing Director

Page 12 of 14 Pages

CUSIP No.	674215108

ENCAP ENERGY CAPITAL FUND VII, L.P.

By:	EnCap Equity Fund VII GP, L.P.,
General Partner of EnCap Energy Capital Fund VII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VII GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich

Name:	Robert L. Zorich
Title:	Senior Managing Director

/s/ David B. Miller

David B. Miller

/s/ D. Martin Phillips

D. Martin Phillips

/s/ Gary R. Petersen

Gary R. Petersen

/s/ Robert L. Zorich

Robert L. Zorich

Page 13 of 14 Pages

CUSIP No.	674215108
EXHIBIT INDEX

Exhibit No.	Description

A	Joint Filing Agreement dated February 11, 2011.

Page 14 of 14 Pages